Psychemedics Corporation Announces Record Revenues

DECLARES 64th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Aug. 7, 2012 /PRNewswire/ -- Psychemedics Corporation (NASDAQ:PMD) today announced second quarter financial results for the period ended June 30, 2012. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of August 17, 2012 to be paid on August 30, 2012. This will be the Company's 64th consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO )

The Company's revenue for the quarter ended June 30, 2012 was $6.9 million versus $6.2 million for the quarter ended June 30, 2011, an increase of 10%. Net income for the quarter ended June 30, 2012 was $1.0 million or $0.19 per diluted share, versus $1.1 million or $0.21 per diluted share for the comparable period last year, a decrease of 8%. The Company's revenue for the six months ended June 30, 2012 was $13.1 million, as compared to $12.2 million for the comparable period in 2011, an increase of 7%. Net income for the six months ended June 30, 2012 was $1.8 million or $0.35 per diluted share, as compared to last year, during which the Company earned $2.0 million or $0.37 per diluted share, a decrease of 6%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report record sales for any quarter in the Company's history. This is even more significant considering we were able to achieve this in a soft hiring environment. It is also a reflection of the investment that the Company has made, and continues to make, in sales and marketing, as all of our gain came from new business.

"The record sales have come at an exciting time for us. This quarter, the FDA granted the Company 501(k) clearances for five new, additional assays to test for the detection of cocaine, opiates, PCP, methamphetamine and marijuana using enzyme immunoassay (EIA) analysis of head and body hair. The newly developed immunoassays produced by the R&D team at Psychemedics were uniquely designed specifically to meet and even exceed the standards of radioimmunoassay, and represent a significant technological breakthrough. As you will recall, in January, we received a new patent (our seventh) covering a process that releases drugs trapped in hair without destroying the drugs. This patent is fundamental to hair analysis drug testing because if you can't get the drugs out of the hair, you cannot measure them. By combining our new FDA-cleared immunoassays, which are equivalent in effectiveness and sensitivity to radioimmunoassay, with our new patented method of releasing the drugs from the hair, we continue to demonstrate our technological leadership and to offer truly proprietary technology that provides superior detection of drugs of abuse for our many clients. That is what sets us apart.

"Profits were impacted by an increase in research and development spending, costs associated with the changeover to our new technology and increased sales and marketing expenses. Yet our pre-tax profit margin for the second quarter was still over 24%. In addition, we fully expect that these expenses, or investments, bode well for our long-term growth, despite the impact on the quarter.

"We continue to have a strong balance sheet with more than $4.7 million in cash and cash equivalents as of June 30, 2012 and no long term debt.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

"Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 64th consecutive quarterly dividend. In addition, we continue to have a share buyback program."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the proprietary Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, technological changes, technological advantages, regulatory matters, and implementation of new testing procedures and processes) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, implementation of new testing procedures and methodologies including training, personnel changes, changes in supplier relationships, customer contract provisions, customer relationships, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$6,861,720	$6,227,785	$13,105,575	$12,227,524
Cost of revenues	2,758,334	2,489,193	5,337,069	4,872,219

Gross profit	4,103,386	3,738,592	7,768,506	7,355,305

Operating Expenses:
General & administrative	1,004,548	909,395	1,999,989	1,879,459
Marketing & selling	1,220,794	950,178	2,345,619	1,964,295
Research & development	213,894	121,053	381,942	263,504

Total Operating Expenses	2,439,236	1,980,626	4,727,550	4,107,258

Operating income	1,664,150	1,757,966	3,040,956	3,248,047
Interest income	485	1,812	995	4,017

Net income before provision for income taxes	1,664,635	1,759,778	3,041,951	3,252,064

Provision for income taxes	663,591	666,556	1,213,416	1,300,354

Net income and comprehensive income	$1,001,044	$1,093,222	$1,828,535	$1,951,710

Basic net income per share	$0.19	$0.21	$0.35	$0.37

Diluted net income per share	$0.19	$0.21	$0.35	$0.37

Dividends declared per share	$0.15	$0.12	$0.30	$0.24

Weighted average common shares outstanding, basic	5,260,462	5,233,200	5,248,011	5,222,665

Weighted average common shares outstanding, diluted	5,266,461	5,241,510	5,255,354	5,231,790

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$4,761,857	$5,564,233
Accounts receivable, net of allowance for doubtful accounts
of $126,570 in 2012 and $169,191 in 2011	5,351,587	4,490,976
Prepaid expenses and other current assets	998,185	565,508
Income tax receivable	--	564,083
Deferred tax assets	402,760	315,501

Total Current Assets	11,514,389	11,500,301

Fixed Assets	2,339,432	2,063,377

Other assets	267,366	237,174

Total Assets	$ 14,121,187	$ 13,800,852

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,130,727	$961,844
Accrued expenses	1,098,210	1,321,856

Total Current Liabilities	2,228,937	2,283,700

Deferred tax liabilities, long-term	482,523	482,523
Total Liabilities	2,711,460	2,766,223

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,940,558 shares issued in 2012 and 5,903,552 shares issued 2011	29,703	29,518
Additional paid-in capital	28,217,190	28,095,946
Accumulated deficit	(6,755,377)	(7,009,046)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,409,727	11,034,629

Total Liabilities and Shareholders' Equity	$14,121,187	$13,800,852

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com